Exhibit 99.01

Strayer Education, Inc. Announces Availability of 2009 Annual Report and 2010 Proxy Statement

ARLINGTON, Va.--(BUSINESS WIRE)--February 26, 2010--Strayer Education Inc. (Nasdaq: STRA) today announced that its 2009 Annual Report on Form 10-K and 2010 Proxy Statement are available on the company’s web site at www.strayereducation.com, and have been filed with the Securities and Exchange Commission. The Annual Report, including the CEO’s Letter to Shareholders, can be accessed at www.strayereducation.com/about.cfm.

Strayer Education, Inc. (Nasdaq: STRA) is an education services holding company that owns Strayer University and certain other assets. Strayer’s mission is to make higher education achievable and convenient for working adults in today’s economy. Strayer University is a proprietary institution of higher learning that offers undergraduate and graduate degree programs in business administration, accounting, information technology, education, health care, public administration, and criminal justice to approximately 55,000 working adult students at 78 campuses in 18 states and Washington, D.C. and worldwide via the Internet. Strayer University is committed to providing an education that prepares working adult students for advancement in their careers and professional lives. Founded in 1892, Strayer University is accredited by the Middle States Commission on Higher Education.

For more information on Strayer Education, Inc. visit www.strayereducation.com and for Strayer University visit www.strayer.edu.

This press release contains statements that are forward looking and are made pursuant to the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995 (“Reform Act”). The statements are based on the Company’s current expectations and are subject to a number of uncertainties and risks. In connection with the safe-harbor provisions of the Reform Act, the Company has identified important factors that could cause the Company’s actual results to differ materially. The uncertainties and risks include the pace of growth of student enrollment, our continued compliance with Title IV of the Higher Education Act, and the regulations thereunder, as well as regional accreditation standards and state regulatory requirements, competitive factors, risks associated with the opening of new campuses, risks associated with the offering of new educational programs and adapting to other changes, risks associated with the acquisition of existing educational institutions, risks relating to the timing of regulatory approvals, our ability to implement our growth strategy, risks associated with the ability of our students to finance their education in a timely manner, and general economic and market conditions. Further information about these and other relevant risks and uncertainties may be found in the Company’s annual report on Form 10-K and its other filings with the Securities and Exchange Commission, all of which are incorporated herein by reference and which are available from the Commission. We undertake no obligation to update or revise forward looking statements.

CONTACT:
Strayer Education Inc.
Mark C. Brown, Executive Vice President and Chief Financial Officer
703-247-2514
or
Sonya Udler, Senior Vice President, Corporate Communications
703-247-2517
sonya.udler@strayer.edu